Exhibit 4.1

FIRST AMENDMENT TO STOCKHOLDER RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO STOCKHOLDER RIGHTS AGREEMENT (this “Amendment”), is made as of May 13, 2026, by and between FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, INC., a Maryland corporation (the “Company”), and COMPUTERSHARE TRUST COMPANY, N.A., a federally chartered trust company (the “Rights Agent”). Capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Rights Agreement (as defined below).

WHEREAS, the Company and the Rights Agent are parties to that certain Stockholder Rights Agreement, dated as of July 31, 2023 (the “Rights Agreement”); and

WHEREAS, Section 7(a) of the Rights Agreement currently provides that the Rights expire at the Close of Business on July 31, 2026 (the “Final Expiration Date”), unless earlier redeemed or exchanged; and

WHEREAS, the Company and the Rights Agent desire to extend the term of the Rights and to amend Section 7(a)(i) of the Rights Agreement to change the Final Expiration Date from July 31, 2026 to July 31, 2029 and to amend the Form of Right Certificate (Exhibit B to the Rights Agreement) to reflect July 31, 2029 as the amended Final Expiration Date;

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.      Amendment to Section 7(a)(i). Clause (i) of Section 7(a) of the Rights Agreement is hereby deleted in its entirety, and the following is substituted therefor:

“(i)	the Close of Business on July 31, 2029 (the “Final Expiration Date”),”.

All references to “the Rights Agreement”, “this Agreement” and similar references shall be amended to be references to the Rights Agreement as hereby amended.

2.      Amendment to Form of Right Certificate (Exhibit B to the Rights Agreement). All references in the Form of Right Certificate (Exhibit B) to “July 31, 2026” are hereby deleted and “July 31, 2029” is substituted therefor.

3.      No Other Changes. Except as expressly set forth in this Amendment, the Rights Agreement remains unmodified and in full force and effect and is hereby ratified and confirmed in all respects.

4.      Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Maryland, except that the duties, obligations and rights of the Rights Agent under this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

5.      Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Signatures executed and/or transmitted via facsimile or other electronic means (including those transmitted by electronic mail in portable document format (.pdf)) may be used in place of original signatures on this Amendment, and the Company and the Rights Agent both intend to be bound by signatures being so executed and/or transmitted.

[signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as an instrument under seal and attested, all as of the day and year first above written.

Attested:		FIRST REAL ESTATE INVESTMENT TRUST OF NEW JERSEY, INC.

By:		By:
Name:	John A. Aiello	Name:	Robert S. Hekemian, Jr.
Title:	Secretary	Title:	Chief Executive Officer and President

ATTEST:		COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent

By:		By:
		Name:	Shirley Nessralla
		Title:	Manager, Client Management